Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER AND YEAR END 2019 RESULTS

▪	Fourth Quarter 2019 Net Income of $20.5 million -- $0.67 per diluted share and Adjusted Net Operating Income of $23.3 million -- $0.76 per diluted share

▪	65% growth in Core (Excluding Commercial Auto) Excess and Surplus Lines ("E&S") Gross Written Premium versus the prior year quarter, and 55% growth for the full year versus the prior year

▪	Fourth quarter Combined Ratio of 93.8%, a 2.7 percentage point improvement over the prior year quarter

▪	Underwriting Profit of $13.6 million, an increase of 91%, or $6.5 million, over the prior year quarter

▪	Tangible Equity per Share of $18.40, an increase of 20% from year-end 2018, inclusive of dividends

Pembroke, Bermuda, February 20, 2020 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported fourth quarter 2019 net income of $20.5 million ($0.67 per diluted share), compared to net income of $11.6 million ($0.38 per diluted share) for the fourth quarter of 2018. Adjusted net operating income for the fourth quarter of 2019 was $23.3 million ($0.76 per diluted share), compared to adjusted net operating income of $17.1 million ($0.56 per diluted share) for the same period in 2018.

Earnings Per Diluted Share	Three Months Ended December 31,
	2019	2018

Net Income	$0.67	$0.38
Adjusted Net Operating Income [1]	$0.76	$0.56

1.	See "Reconciliation of Non-GAAP Measures" below.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Fourth Quarter Results

February 20, 2020

J. Adam Abram, the Company’s Chairman and Chief Executive Officer, commented, “James River had a strong quarter, generating a 93.8% combined ratio, our lowest combined ratio in three years, and $13.6 million of underwriting profit, the highest quarterly number we have reported since becoming a public company in 2014.
We have enjoyed twelve consecutive quarters of rate increases in our E&S segment. This quarter, renewal rates increased by 6.6%, which was the largest quarterly increase since the market began to improve. The strong rate environment, coupled with a 27% growth in submissions during the fourth quarter, positions us well for 2020.”
Fourth Quarter 2019 Operating Results

•	Gross written premium of $375.2 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$234,449	$166,417	41%
Specialty Admitted Insurance	94,758	91,238	4%
Casualty Reinsurance	45,963	37,655	22%
	$375,170	$295,310	27%

•	Net written premium of $224.6 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$163,614	$138,791	18%
Specialty Admitted Insurance	15,012	13,513	11%
Casualty Reinsurance	46,004	37,343	23%
	$224,630	$189,647	18%

•	Net earned premium of $221.1 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$168,176	$145,057	16%
Specialty Admitted Insurance	14,650	13,642	7%
Casualty Reinsurance	38,280	42,857	(11)%
	$221,106	$201,556	10%

•
The Excess and Surplus Lines segment gross written premium and net written premium increased principally due to 65% growth in core (non-commercial auto) lines gross written premium and 60% growth in core lines net written premium, as eleven out of twelve core underwriting divisions grew. The Commercial Auto division also contributed to the segment's increase in gross written premium, growing 17% over the prior year quarter,

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JRVR Announces Fourth Quarter Results

February 20, 2020

although this division's net written premium decreased 11% over the prior year quarter due to reinsurance on the Commercial Auto book, incepting March 1, 2019;

•	The Specialty Admitted Insurance segment gross written premium and net written premium increased as the segment added 4 new fronted programs throughout the year, growing fee income;

•
Net earned premium in our Casualty Reinsurance segment decreased from the prior year quarter, which was in line with our expectations and is consistent with plans we put in place two years ago. Gross written premium and net written premium increased from the prior year quarter due to adjustments to premium estimates from previous underwriting years;

•
The Company had unfavorable reserve development of $8.8 million compared to unfavorable reserve development of $5.8 million in the prior year quarter (representing a 4.0 and 2.9 percentage point increase to the Company’s loss ratio in the periods, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2019	2018
Excess and Surplus Lines	$46	$(5,781)
Specialty Admitted Insurance	1,000	3,238
Casualty Reinsurance	(9,802)	(3,296)
	$(8,756)	$(5,839)

•
The Casualty Reinsurance segment's $9.8 million of unfavorable development was materially offset by commission slide adjustments of $4.6 million. The Specialty Admitted Insurance segment experienced $1.0 million of favorable development in its workers' compensation business;

•	Group combined ratio of 93.8% versus 96.5% in the prior year quarter;

•
Group expense ratio of 16.4% improved from 21.3% in the prior year quarter, driven by a larger portion of our consolidated net earned premium coming from the Excess and Surplus Lines segment, which has significant scale and a lower expense ratio than our other segments; a reduction to sliding scale commissions in the Casualty Reinsurance segment; increased scale in the Specialty Admitted segment coupled with higher fee income; and a reduction to the 2019 compensation bonus pools.

•	Gross fee income by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2019	2018	% Change
Excess and Surplus Lines	$1,944	$2,410	(19)%
Specialty Admitted Insurance	4,248	3,876	10%
	$6,192	$6,286	(1)%

•
Fee income in the Excess and Surplus Lines segment decreased from its level in the prior year quarter. Revenue from certain contracts that was previously recorded as fee for services revenue is now recognized as gross written premium because insurance is now a component of these contracts. Fee income in the Specialty Admitted Insurance segment increased as a result of a mix shift to fronting arrangements with higher fees;

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JRVR Announces Fourth Quarter Results

February 20, 2020

•	Net investment income was $20.8 million, an increase of 35% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the fourth quarter of 2019 was $20.8 million, which compares to $15.5 million for the same period in 2018. The increase resulted from a larger portfolio due to the October 2019 addition of $1.2 billion that was previously held in a collateral trust established in favor of the Company by a captive insurance company affiliate of a former insured. The funds withdrawn from the collateral trust were invested in short term U.S. Treasury securities and are included in restricted cash equivalents on the Company's consolidated balance sheet. As these assets were classified as cash equivalents, they were not included in the calculations of annualized gross investment yield on average fixed maturity, bank loan and equity securities and average duration of the fixed maturity and bank loan portfolio.
The Company’s net investment income (loss) consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2019	2018	% Change
Renewable Energy Investments	$(329)	$904	-
Other Private Investments	665	(1,327)	-
All Other Net Investment Income	20,472	15,878	29%
Total Net Investment Income	$20,808	$15,455	35%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended December 31, 2019 was 3.7% (versus 4.1% for the three months ended December 31, 2018) and the average duration of the fixed maturity and bank loan portfolio was 3.3 years at December 31, 2019 (versus 3.4 years at December 31, 2018). Renewable energy and other private investments produced an annualized return of 2.1% for the three months ended December 31, 2019 (-2.3% for the three months ended December 31, 2018).
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended December 31, 2019 and 2018 was 29.0% and 11.2%, respectively, while the tax rate for the twelve months ended December 31, 2019 and 2018 was 26.1% and 9.9%, respectively. The tax rates were elevated for the three months and twelve months ended December 31, 2019 due to increases in reserve estimates in prior accident years which did not generate significant tax benefits.

Tangible Equity
Tangible equity before dividends increased 21.8% from $489.9 million at December 31, 2018 to $596.6 million at December 31, 2019, principally due to $38.3 million of net income, $46.9 million of after tax unrealized gains in the Company's fixed income investment portfolio, $8.3 million for derecognition of a build-to-suit lease and $12.6 million of option exercise activity and stock compensation.

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JRVR Announces Fourth Quarter Results

February 20, 2020

December 31, 2019 tangible equity of $559.8 million after dividends increased 14.3% from $489.9 million at December 31, 2018. Tangible equity per common share was $18.40 at December 31, 2019, net of $1.20 of dividends per share the Company paid during 2019. The adjusted net operating income return on average tangible equity was 7.9% for the full year 2019, which compares to 14.8% for 2018.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Tuesday, March 31, 2020 to all shareholders of record on Monday, March 16, 2020.
Director Resignation
The Company also announced today the resignation of Bryan Martin from its Board of Directors. J. Adam Abram, the Company’s Chairman and CEO stated, "Bryan Martin has been an instrumental member of our Board of Directors for the last 12 years, and a trusted and valuable advisor and friend to the management team and the Company. His support and guidance has been a critical factor in our success, dating from our privatization in 2007 to our return to the public markets and many years of profitable growth. We will miss his counsel, and wish him all the best going forward."
"I am extremely proud of what James River has accomplished over the last 12 years and believe the Company is well-positioned to take advantage of robust opportunities," said Bryan Martin. "I'm confident that James River is prepared to continue its success as I increase my focus on my responsibilities at DE Shaw, along with other demands on my time."
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its fourth quarter results tomorrow, February 21, 2020, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 1553476, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 12:00 p.m. (Eastern Time) on March 22, 2020 and can be accessed by dialing (855) 859-2056 or by visiting the Company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic

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JRVR Announces Fourth Quarter Results

February 20, 2020

factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2019. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income divided by the average tangible equity for the trailing five quarters), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures

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JRVR Announces Fourth Quarter Results

February 20, 2020

determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The A.M. Best financial strength rating for our group’s regulated insurance subsidiaries is “A” (Excellent).
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net.
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Fourth Quarter Results

February 20, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2019	December 31, 2018
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,433,626	$1,184,202
Equity securities, at fair value	80,735	78,385
Bank loan participations, held-for-investment	260,864	260,972
Short-term investments	156,925	81,966
Other invested assets	61,210	72,321
Total invested assets	1,993,360	1,677,846

Cash and cash equivalents	206,912	172,457
Restricted cash equivalents	1,199,164	—
Accrued investment income	13,597	11,110
Premiums receivable and agents’ balances	369,462	307,899
Reinsurance recoverable on unpaid losses	668,045	467,371
Reinsurance recoverable on paid losses	33,221	18,344
Deferred policy acquisition costs	62,006	54,450
Goodwill and intangible assets	218,771	219,368
Other assets	259,867	207,931
Total assets	$5,024,405	$3,136,776

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,045,506	$1,661,459
Unearned premiums	524,377	386,473
Funds held	1,199,164	—
Senior debt	158,300	118,300
Junior subordinated debt	104,055	104,055
Accrued expenses	58,416	51,792
Other liabilities	156,006	105,456
Total liabilities	4,245,824	2,427,535

Total shareholders’ equity	778,581	709,241
Total liabilities and shareholders’ equity	$5,024,405	$3,136,776

Tangible equity (a)	$559,810	$489,873
Tangible equity per common share outstanding (a)	$18.40	$16.34
Total shareholders’ equity per common share outstanding	$25.59	$23.65
Common shares outstanding	30,424,391	29,988,460
(a) See “Reconciliation of Non-GAAP Measures”.

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JRVR Announces Fourth Quarter Results

February 20, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$375,170	$295,310	$1,470,735	$1,166,773
Net written premiums	224,630	189,647	896,150	762,672

Net earned premiums	221,106	201,556	823,746	815,398
Net investment income	20,808	15,455	75,652	61,256
Net realized and unrealized losses on investments (a)	(3,250)	(5,072)	(2,919)	(5,479)
Other income	2,486	2,583	10,646	14,424
Total revenues	241,150	214,522	907,125	885,599

EXPENSES
Losses and loss adjustment expenses	171,038	151,522	672,102	600,276
Other operating expenses	38,621	45,321	170,908	201,035
Other expenses	—	1,334	1,055	1,300
Interest expense	2,510	3,094	10,596	11,553
Amortization of intangible assets	150	150	597	597
Total expenses	212,319	201,421	855,258	814,761
Income before taxes	28,831	13,101	51,867	70,838
Income tax expense	8,360	1,469	13,528	7,008
NET INCOME	$20,471	$11,632	$38,339	$63,830
ADJUSTED NET OPERATING INCOME (b)	$23,252	$17,056	$42,934	$70,596

EARNINGS PER SHARE
Basic	$0.67	$0.39	$1.27	$2.14
Diluted	$0.67	$0.38	$1.25	$2.11

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.76	$0.57	$1.42	$2.36
Diluted	$0.76	$0.56	$1.40	$2.33

Weighted-average common shares outstanding:
Basic	30,407,807	29,966,695	30,275,184	29,887,990
Diluted	30,716,072	30,356,990	30,673,924	30,307,101
Cash dividends declared per common share	$0.30	$0.30	$1.20	$1.20

Ratios:
Loss ratio	77.4%	75.2%	81.6%	73.6%
Expense ratio (c)	16.4%	21.3%	19.6%	23.0%
Combined ratio	93.8%	96.5%	101.2%	96.6%
Accident year loss ratio	73.4%	72.3%	73.2%	71.5%
(a) Includes losses of $2.4 million and gains of $6.3 million for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2019, respectively, in accordance with ASU 2016-01 (losses of $5.3 million and $6.0 million for the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income of the Excess and Surplus Lines segment and a denominator of net earned premiums.

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JRVR Announces Fourth Quarter Results

February 20, 2020

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$234,449	$166,417	40.9%	$922,320	$656,538	40.5%
Net written premiums	$163,614	$138,791	17.9%	$685,814	$571,098	20.1%

Net earned premiums	$168,176	$145,057	15.9%	$625,528	$555,684	12.6%
Losses and loss adjustment expenses	(128,137)	(116,386)	10.1%	(528,133)	(437,904)	20.6%
Underwriting expenses	(20,443)	(18,555)	10.2%	(78,238)	(74,946)	4.4%
Underwriting profit (a), (b)	$19,596	$10,116		$19,157	$42,834

Ratios:
Loss ratio	76.2%	80.2%		84.4%	78.8%
Expense ratio	12.1%	12.8%		12.5%	13.5%
Combined ratio	88.3%	93.0%		96.9%	92.3%
Accident year loss ratio	76.2%	76.2%		76.2%	76.1%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $1.9 million and $9.1 million for the three and twelve months ended December 31, 2019, respectively ($2.4 million and $13.9 million for the respective prior year periods). These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Fourth Quarter Results

February 20, 2020

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$94,758	$91,238	3.9%	$387,642	$374,346	3.6%
Net written premiums	$15,012	$13,513	11.1%	$58,637	$55,840	5.0%

Net earned premiums	$14,650	$13,642	7.4%	$54,338	$55,146	(1.5)%
Losses and loss adjustment expenses	(9,775)	(7,340)	33.2%	(34,860)	(32,623)	6.9%
Underwriting expenses	(2,720)	(3,710)	(26.7)%	(13,565)	(15,551)	(12.8)%
Underwriting profit (a), (b)	$2,155	$2,592	(16.9)%	$5,913	$6,972	(15.2)%

Ratios:
Loss ratio	66.7%	53.8%		64.2%	59.2%
Expense ratio	18.6%	27.2%		24.9%	28.2%
Combined ratio	85.3%	81.0%		89.1%	87.4%
Accident year loss ratio	73.5%	77.5%		73.8%	69.2%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $4.2 million and $15.8 million for the three and twelve months ended December 31, 2019, respectively ($3.9 million and $14.8 million for the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	% Change	2019	2018	% Change
	($ in thousands)
Gross written premiums	$45,963	$37,655	22.1%	$160,773	$135,889	18.3%
Net written premiums	$46,004	$37,343	23.2%	$151,699	$135,734	11.8%

Net earned premiums	$38,280	$42,857	(10.7)%	$143,880	$204,568	(29.7)%
Losses and loss adjustment expenses	(33,126)	(27,796)	19.2%	(109,109)	(129,749)	(15.9)%
Underwriting expenses	(8,254)	(15,007)	(45.0)%	(41,932)	(69,716)	(39.9)%
Underwriting (loss) profit (a)	$(3,100)	$54		$(7,161)	$5,103

Ratios:
Loss ratio	86.5%	64.9%		75.8%	63.4%
Expense ratio	21.6%	35.0%		29.2%	34.1%
Combined ratio	108.1%	99.9%		105.0%	97.5%
Accident year loss ratio	60.9%	57.2%		59.8%	59.4%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter Results

February 20, 2020

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$19,596	$10,116	$19,157	$42,834
Specialty Admitted Insurance	2,155	2,592	5,913	6,972
Casualty Reinsurance	(3,100)	54	(7,161)	5,103
Total underwriting profit of operating segments	18,651	12,762	17,909	54,909
Other operating expenses of the Corporate and Other segment	(5,023)	(5,639)	(27,664)	(26,903)
Underwriting profit (loss) (a)	13,628	7,123	(9,755)	28,006
Net investment income	20,808	15,455	75,652	61,256
Net realized and unrealized losses on investments (b)	(3,250)	(5,072)	(2,919)	(5,479)
Other income (expenses)	305	(1,161)	82	(795)
Interest expense	(2,510)	(3,094)	(10,596)	(11,553)
Amortization of intangible assets	(150)	(150)	(597)	(597)
Consolidated income before taxes	$28,831	$13,101	$51,867	$70,838

(a)    Included in underwriting results for the three and twelve months ended December 31, 2019 is fee income of $6.2 million and $24.9 million, respectively ($6.3 million and $28.7 million for the respective prior year periods).

(b)    Includes losses of $2.4 million and gains of $6.3 million for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2019, respectively, in accordance with ASU 2016-01 (losses of $5.3 million and $6.0 million for the respective prior year periods).

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities per the adoption of ASU 2016-01), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, costs associated with former employees and interest and other expenses on a leased building that we were previously deemed to own for accounting purposes. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

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JRVR Announces Fourth Quarter Results

February 20, 2020

Our income before taxes and net income reconciles to our adjusted net operating income as follows:

	Three Months Ended December 31,
	2019		2018
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$28,831	$20,471	$13,101	$11,632
Net realized and unrealized losses on investments (a)	3,250	2,781	5,072	4,008
Other expenses	—	—	1,134	896
Impairment of intangible assets	—	—	200	200
Interest expense on leased building the Company is deemed to own for accounting purposes	—	—	405	320
Adjusted net operating income	$32,081	$23,252	$19,912	$17,056

	Twelve Months Ended December 31,
	2019		2018
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$51,867	$38,339	$70,838	$63,830
Net realized and unrealized losses on investments (a)	2,919	3,761	5,479	4,374
Other expenses	1,055	834	1,100	941
Impairment of intangible assets	—	—	200	200
Interest expense on leased building the Company was previously deemed to own for accounting purposes	—	—	1,584	1,251
Adjusted net operating income	$55,841	$42,934	$79,201	$70,596

(a)    Includes losses of $2.4 million and gains of $6.3 million for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2019, respectively, in accordance with ASU 2016-01 (losses of $5.3 million and $6.0 million for the respective prior year periods).

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for December 31, 2019, September 30, 2019, and December 31, 2018 and reconciles tangible equity to tangible equity before dividends for December 31, 2019.

	December 31, 2019		September 30, 2019		December 31, 2018
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$778,581	$25.59	$768,969	$25.29	$709,241	$23.65
Goodwill and intangible assets	218,771	7.19	218,921	7.20	219,368	7.31
Tangible equity	$559,810	$18.40	$550,048	$18.09	$489,873	$16.34
Dividends to shareholders for the year ended December 31, 2019	36,786	1.20
Pre-dividend tangible equity	$596,596	$19.60

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